Exhibit 99

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P R E S S   R E L E A S E

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RELEASE DATE:	CONTACT:

July 17, 2012	CHARLES P. EVANOSKI
GROUP SENIOR VICE PRESIDENT
CHIEF FINANCIAL OFFICER
(724) 758-5584

FOR IMMEDIATE RELEASE

ESB FINANCIAL CORPORATION ANNOUNCES
SECOND QUARTER EARNINGS

Ellwood City, Pennsylvania, July 17, 2012 – – ESB Financial Corporation (Nasdaq: ESBF), the parent company of ESB Bank, today announced earnings for the quarter ended June 30, 2012 of $0.25 per diluted share on net income of $3.7 million as compared to earnings of $0.29 per diluted share on net income of $4.3 million for the quarter ended June 30, 2011, a 13.8% decrease in net income per diluted share. The Company’s annualized return on average assets and average equity were 0.73% and 7.81%, respectively, for the quarter ended June 30, 2012, compared to 0.88% and 9.70%, respectively, for the quarter ended June 30, 2011.

For the six month period ended June 30, 2012, the Company realized earnings of $0.52 per diluted share on net income of $7.5 million compared to earnings of $0.55 per diluted share on net income of $7.9 million for the same period in the prior year, a 5.5% decrease in net income per diluted share.  The Company’s annualized return on average assets and average equity were 0.75% and 8.00%, respectively, for the six month period ended June 30, 2012, compared to 0.82% and 9.20%, respectively, for the six months ended June 30, 2011.

Charlotte A. Zuschlag, President and Chief Executive Officer of the Company, stated, “The Board of Directors, senior management and I have been striving throughout this historic low interest rate environment to effectively manage the net interest margin. Recognizing that internal growth was essential to managing the margin, we established a program of pursuing personal and business deposit relationships and are pleased to see the positive trends continue into 2012. Our deposits grew $62.0 million, or 5.4%, since December 2011. This growth has allowed us to decrease our wholesale borrowings and manage our cost of funds. Although the net interest margin has decreased slightly since December 2011, we are encouraged that it remains in line with our expectations.”  Ms. Zuschlag continued by stating, “Management will continue to strive to pursue growth opportunities that will provide a sound investment return to our shareholders.” She added, “Our philosophy will continue to be, to manage the net interest margin without compromising asset quality or future earnings potential while continuing to offer quality products to our customers.”

Press Release

July 17, 2012

Consolidated net income decreased $604,000, or 14.1%, to $3.7 million for the quarter ended June 30, 2012, compared to $4.3 million for the same period in the prior year.  This decrease was primarily the result of decreases in net interest income and noninterest income of $211,000 and $140,000, respectively, as well as increases in provision for loan losses, non interest expense and net income attributable to noncontrolling interest of $100,000, $468,000 and $46,000, respectively, which were partially offset by a decrease in provision for income taxes of $361,000.  The decrease in net interest income for the quarter ended June 30, 2012 was primarily the result of a decrease in interest income of $1.6 million, partially offset by a decrease in interest expense of $1.4 million.

Consolidated net income for the six month period ended June 30, 2012, as compared to the six month period ended June 30, 2011, decreased $479,000, or 6.0%, to $7.5 million from $7.9 million.  This decrease was primarily the result of decreases in net interest income of $31,000 and an increase in noninterest expense of $1.0 million, partially offset by an increase in noninterest income of $94,000 and decreases in provision for income taxes and net income attributable to the noncontrolling interest of $412,000 and $54,000, respectively.

Non-interest income for the quarter ended June 30, 2012 as compared to June 30, 2011, decreased by $140,000, or 8.3%, as a result of a decrease to net gain on sale of securities of $563,000, due to a write-down of an equity security of approximately $31,000 during the quarter ended June 30, 2012 compared to a gain on sale of securities available for sale of $532,000 for the quarter ended June 30, 2011.  The decrease was partially offset as a result of the write-down of the market value of the Company’s interest rate caps of approximately $269,000 in the quarter ended June 30, 2012 compared to a write-down of $744,000 during the quarter ended June 30, 2011. Non-interest expense for the quarter ended June 30, 2012, as compared to June 30, 2011, increased by $468,000, or 6.7%, primarily due to increases in compensation and employee benefits and premises and equipment costs of $353,000 and $84,000, respectively.

Non-interest income for the six month period ended June 30, 2012 as compared to June 30, 2011 increased by $94,000, or 3.0%, as a result of an increase of approximately $468,000 due to a write-down of the market value of the Company’s interest rate caps of approximately $400,000, compared to a write-down of $868,000 during the six months ended June 30, 2011. Offsetting this increase to the income between the periods was a decrease to net gain on sale of securities of $296,000, due to a gain on sale of securities available for sale of $236,000 for the six months ended June 30, 2012, compared to $532,000 for the prior year.  Non-interest expense for the six months ended June 30, 2012, as compared to June 30, 2011, increased by $1.0 million, primarily due to increases in compensation and employee benefits and other expenses of $566,000 and $349,000, respectively.  Other expenses includes increased costs at the Company’s real estate owned (REO) properties.

The Company’s total assets increased by $32.3 million, or 1.7%, during the six- month period to $2.0 billion at June 30, 2012 from $1.96 billion at December 31, 2011. This increase resulted primarily from increases to cash and cash equivalents, securities available for sale, net loans receivable and securities receivable of $4.5 million, or 11.5%, $19.3 million, or 1.7%, $15.6 million, or 2.4%, and $743,000, or 64.7%, respectively, partially offset by decreases to accrued interest receivable, FHLB stock, premises and equipment, real estate acquired through foreclosure, real estate held for investment, intangible assets, bank owned life insurance and prepaid expenses and other assets of $448,000, or 4.9%, $2.1 million, or 9.8%, $205,000, or 1.4%, $173,000, or 4.5%, $2.3 million, or 15.3%, $134,000, or 24.2%, $1.1 million, or 3.5%, and $1.3 million, or 15.7%.  Total non-performing assets increased to $20.4 million at June 30, 2012 compared to $17.3 million at December 31, 2011 and non-performing assets to total assets were 1.02% at June 30, 2012 compared to 0.88% at December 31, 2011. The increase in non-performing assets of approximately $3.1 million was primarily the result of increases in non-performing loans, repossessed vehicles and the troubled debt restructurings of $2.2 million, $106,000 and $1.0 million, respectively, partially offset by a decrease to REO of $173,000.  The Company’s total liabilities increased $24.3 million, or 1.4%, to $1.81 billion at June 30, 2012 from $1.79 billion at December 31, 2011. This increase resulted primarily from increases to deposits and accrued expenses and other liabilities of $62.0 million, or 5.4%, and $4.4 million, or 25.6%, respectively, partially offset by a decrease in borrowed funds of $42.4 million, or 7.0%. Total stockholders’ equity increased $8.0 million, or 4.5%, to $187.1 million at June 30, 2012, from $179.1 million at December 31, 2011. The increase to stockholders’ equity was primarily the result of increases in retained earnings and accumulated other comprehensive income of $4.5 million and $2.3 million, respectively, and a decrease in treasury stock and unearned employee stock ownership plan shares of $375,000 and $531,000, respectively. Average stockholders’ equity to average assets was 9.38%, and book value per share was $12.84 at June 30, 2012 compared to 9.08% and $12.34, respectively, at December 31, 2011.

Press Release

July 17, 2012

ESB Financial Corporation is the parent holding company of ESB Bank and offers a wide variety of financial products and services through 25 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania.  The common stock of the Company is traded on The Nasdaq Stock Market under the symbol “ESBF”. We make available on our web site, which is located at http://www.esbbank.com, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, on the date which we electronically file these reports with the Securities and Exchange Commission.  Investors are encouraged to access these reports and the other information about our business and operations on our web site.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company.  Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations.

Press Release

July 17, 2012

ESB FINANCIAL CORPORATION
Financial Highlights
(Dollars in Thousands - Except Per Share Amounts)
(Unaudited)

OPERATIONS DATA:
	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Interest income	$18,590	$20,199	$37,460	$40,154
Interest expense	7,581	8,979	15,454	18,117

Net interest income	11,009	11,220	22,006	22,037
Provision for loan losses	300	200	500	500
Net interest income after provision for loan losses	10,709	11,020	21,506	21,537
Noninterest income	1,538	1,678	3,261	3,167
Noninterest expense	7,491	7,023	15,213	14,205
Income before provision for income taxes	4,756	5,675	9,554	10,499
Provision for income taxes	799	1,160	1,644	2,056

Net income	3,957	4,515	7,910	8,443
Less: Net income attributable to noncontrolling interest	276	230	444	498
Net income attributable to ESB Financial Corporation	$3,681	$4,285	$7,466	$7,945

Net income per share:
Basic	$0.26	$0.30	$0.52	$0.55
Diluted	$0.25	$0.29	$0.52	$0.55

Net interest margin	2.61%	2.72%	2.62%	2.69%
Annualized return on average assets	0.73%	0.88%	0.75%	0.82%
Annualized return on average equity	7.81%	9.70%	8.00%	9.20%

FINANCIAL CONDITION DATA:	As of:
	06/30/12	12/31/11

Total assets	$1,997,130	$1,964,791
Cash and cash equivalents	43,304	38,848
Total investment securities	1,149,417	1,130,116
Loans receivable, net	664,476	648,921
Customer deposits	1,218,369	1,156,410
Borrowed funds (includes subordinated debt)	564,550	606,960
Stockholders’ equity	187,081	179,075
Book value per share	$12.84	$12.34

Average equity to average assets	9.38%	9.08%
Allowance for loan losses to loans receivable	0.98%	0.98%
Non-performing assets to total assets	1.02%	0.88%
Non-performing loans to total loans	2.41%	2.00%